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                                                                      EXHIBIT 11

                          FRANKLIN FINANCE CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE

Net income for basic income per share is computed by subtracting from the applicable income the dividend requirements on preferred stock to arrive at income applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.

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
                                                                    THREE MONTHS ENDED
                                                               -----------------------------
                                                                         MARCH 31,
                                                                    2002           2001
                                                               -----------------------------
INCOME
Net income                                                       $   672,225    $   739,061
Less: Preferred stock dividend requirements                          450,225        450,225
                                                               -----------------------------
Net income applicable to common stock                            $   222,000    $   288,836

SHARES
Weighted average number of common shares outstanding                  22,077         22,077

NET INCOME PER SHARE                                             $     10.06    $     13.08
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